                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
     OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 0-25850

                         Century Builders Group, Inc.
  ----------------------------------------------------------------------------
            (Exact Name of registrant as specified in its charter)

    7270 N.W. 12th Street, Suite 410, Miami, Florida 33126; (305) 599-8100
  ----------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.001 per share
        --------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
        --------------------------------------------------------------------

          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       X             Rule 12h-3(b)(1)(i)       X
                        -----                                   -----
Rule 12g-4(a)(1)(ii)    _____           Rule 12h-3(b)(1)(ii)    _____
Rule 12g-4(a)(2)(i)     _____           Rule 12h-3(b)(2)(i)     _____
Rule 12g-4(a)(2)(ii)    _____           Rule 12h-3(b)(2)(ii)    _____
                                        Rule 15d-6              _____

     Approximate number of holders of record as of the certification or notice date: 1
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Century Builders Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 7, 2002                  By: /s/ Sergio Pino
                                       ---------------------------------------
                                       Name: Sergio Pino
                                       Title: President, Chairman of the Board,
                                              and Chief Executive Officer



Instruction: This form is required by Rule 12g-4. 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.